Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 16, 2024 (except for Note 16, as to which the date is March 13, 2025), with respect to the consolidated financial statements included in the Annual Report of Littelfuse, Inc. on Form 10-K for the year ended December 28, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of Littelfuse, Inc. on Form S-4 (File No. 333-221147) and on Forms S-8 (File Nos. 333-272773, 333-226707, 333-221147, 333-217632, 333-03260, 033-95020, 333-209865, 333-166953, 333-134699, 333-134700, and 333-64285).

/s/ GRANT THORNTON LLP
Southfield, Michigan
March 13, 2025